Exhibit 99.1

InnovAge Diversifies Board of Directors with New Independent Director

DENVER, March 30, 2023 (GLOBE NEWSWIRE) – InnovAge Holding Corp. (“InnovAge”) (Nasdaq: INNV), an industry leader in providing comprehensive healthcare programs to frail dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE), today announced the appointment of Patty Fontneau to its Board of Directors, effective immediately.

Fontneau joins InnovAge’s Board as Pavithra Mahesh of Apax Partners and Caroline Dechert of Welsh, Carson, Anderson & Stowe simultaneously step down from their positions with the Board. These changes maintain the participation of the investment firms while adding additional independent and community representation on the Board. The InnovAge team and Board thank Ms. Dechert and Ms. Mahesh for their service.

“We are thrilled that Patty is joining the InnovAge Board,” said Chairman Jim Carlson. “Patty’s executive leadership roles in both Colorado’s public health insurance marketplace as well as on the national and global stage with Cigna make her an ideal fit for the InnovAge Board. Patty brings tremendous payor-side experience to further enhance and balance the diverse skills on the Board.”

“We are pleased to welcome Patty to the InnovAge Board,” said Patrick Blair, President and CEO. “Patty’s deep experience in healthcare services operations with strong regulatory oversight will be invaluable to Innovage as we grow our business and pursue our mission to help more seniors live independently on their terms.”

“As a Colorado resident and health care leader, I admire InnovAge’s dedication to providing care for our state’s seniors,” said Fontneau. “I’m honored to join the InnovAge Board and look forward to working alongside the leadership team as they enable seniors to continue to stay in their homes longer and help ensure they receive the care and support they need.”

Fontneau is currently the CEO of Reach Out and Read Colorado, an organization that works with health care providers to provide age and language appropriate books to new parents, and to educate them on the importance of reading to their children. Previously, Fontneau was the President of the Benefit Exchange and Technology Solutions Business for global health services company Cigna where she led the U.S. private exchange business, Cigna's proprietary exchange and benefit administration platform, and the company’s participation in other private exchanges across the country. Prior to Cigna, she was CEO for Connect for Health Colorado, the public health insurance marketplace for individuals, families, and small businesses in Colorado. She led the organization from its planning stage through its successful implementation and opening in 2013 and was responsible for bringing private health insurance to more than 150,000 Coloradans in its first year.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors through the Program of All-inclusive Care for the Elderly (PACE). With a mission of enabling older adults to age independently in their own homes for as long as safely possible, InnovAge’s patient-centered care model is designed to improve the quality of care its participants receive while reducing over-utilization of high-cost care settings. InnovAge believes its PACE healthcare model is one in which all constituencies — participants, their families, providers, and government payors — “win.” As of Dec. 31, 2022, InnovAge served approximately 6,460 participants across 18 centers in five states. https://www.innovage.com/.

Investor Contact:

Ryan Kubota

RKubota@MyInnovAge.com

Media Contact:

Sarah Rasmussen, APR

SRasmussen@MyInnovAge.com